Exhibit 23.2

JAMES STAFFORD

James Stafford

Chartered Accountants

Suite 300 – 555 West Georgia Street

Vancouver, British Columbia

Canada V6B 1Z6

Telephone +1 (604) 669 0711

Facsimile +1 (604) 669 0754

* Includes an incorporated professional

Independent Auditors’ Consent

We consent to the use of our report dated 2 May 2003 on the consolidated balance sheets of Surge Technologies Corp. as of 31 March 2003 and 2002 and the related consolidated statements of operations and deficit, cash flows and changes in stockholders’ equity for the years ended 31 March 2003, 2002 and 2001, included in this registration statement and prospectus on Form SB-2, dated 6 October 2003, and to the reference to our firm under the heading “Experts” in the prospectus.

Vancouver, Canada

/s/ James Stafford

6 October 2003

Chartered Accountants